Exhibit A

The following letter was sent by Chordiant Software to customers commencing on March 15, 2010. This letter has also been posted on Chordiant’s website.

March 15, 2010

A Letter to Our Valued Customers,

We have exciting news to share with you. Chordiant has entered into a definitive agreement to be acquired by Pegasystems, a combination that will create a stronger organization with a wider global reach and enhances the ability of the parties to meet customers growing demands.

As a valued Chordiant customer, I wanted to take this opportunity to reach out to you and let you know why we are entering this agreement and what it means to you in terms of your relationship with Chordiant.

In case you are not familiar with Pegasystems, let me share a bit of information with you. Pegasystems is a publicly-traded company headquartered in Cambridge, MA. They are an industry leader in Business Process Management (BPM) solutions. They help some of the world’s largest organizations achieve new levels of agility, become more competitive, and innovate in ways they often did not know were possible. Their patented Build for Change® technology enables organizations to realize rapid and significant business returns.

The combined company’s expanded global customer base, including many of the world’s largest organizations, can now take advantage of these complementary solutions. Both companies share a vision for transforming customer experience. Chordiant clients will be able to incorporate Pegasystems intent-driven process automation to enhance customer experience in their existing foundation and marketing solutions. Pegasystems’ clients can take advantage of Chordiant’s predictive decision management solutions, extensive CRM assets, and expertise in customer experience.

Chordiant’s long-standing commitments that “The Customer Comes First” and “Never let a Customer Fail” have never been stronger. While the ownership of the company will change in the coming months, we remain committed to leading the advancement of Customer Experience Management solutions to help global brands like yours multiply customer lifetime value.

During the period prior to the closing of this transaction the businesses are required to operate as separate entities. Integration planning will occur during the closing period and information will be communicated as it becomes available.

If you have any questions, please contact your Chordiant sales manager or client services manager. We will continue to provide you with world-class software, support and client services to help you meet your objectives.

Thank you in advance for your continued support of Chordiant during this change in ownership.

Sincerely,

Steven R. Springsteel

President & CEO

Chordiant Software

Additional Information About the Proposed Transaction and Where To Find It

This document is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company. Stockholders of the Company are urged to read the relevant tender offer documents when they become available because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. At the time the tender offer is commenced, Pegasystems Inc. and Maple Leaf Acquisition Corp. will file tender offer materials with the U.S. Securities and Exchange Commission, and the Company will file a Solicitation/Recommendation Statement with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement will contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of the Company at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the Commission’s web site at www.sec.gov. Free copies of these documents will be made available by Pegasystems Inc. by mail to 101 Main Street, Cambridge, MA 02142-1590.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, the Company and Pegasystems Inc. file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by the Company or Pegasystems Inc. at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Company’s and Pegasystems Inc.’s filings with the Commission are also available to the public from commercial document-retrieval services and at the website maintained by the Commission at http://www.sec.gov.